As filed with the Securities and Exchange Commission on September 25, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SVMK Inc.

(Exact name of registrant as specified in its charter)

Delaware	7370	80-0765058
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Curiosity Way

San Mateo, California 94403

(650) 543-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alexander J. Lurie

Chief Executive Officer

SVMK Inc.

One Curiosity Way

San Mateo, California 94403

(650) 543-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin, Esq. Rezwan D. Pavri, Esq. Lisa L. Stimmell, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Lora D. Blum, Esq. Adam M. Inglis, Esq. SVMK Inc. One Curiosity Way San Mateo, California 94403 (650) 543-8400	Tad J. Freese, Esq. Marc D. Jaffe, Esq. Brian D. Paulson, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ File No. 333-227099

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards providing pursuant to Section 7(a)(2)(B) of the Securities Act  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.00001 par value per share	1,725,000	$12.00	$20,700,000	$2,578

(1)

Represents only the additional number of shares being registered and includes 225,000 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the registration statement on Form S-1 (File No. 333-227099).

(2)

Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, for the purpose of determining the registration fee. The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $170,775,000 on a registration statement on Form S-1, as amended (File No. 333-227099), which was declared effective by the Securities and Exchange Commission on September 25, 2018. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $20,700,000 are hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

SVMK Inc., a Delaware corporation (the “Registrant”), is filing this registration statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-227099) (“Prior Registration Statement”), which the Commission declared effective on September 25, 2018.

The Registrant is filing this registration statement for the sole purpose of increasing by 1,725,000 shares the number of shares of its common stock, par value $0.00001 per share, to be registered for sale, 225,000 of which may be sold by the Registrant upon exercise of the underwriters’ option to purchase additional shares. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1#	Power of Attorney (see page II-7 of the Registration Statement on Form S-1 (File No. 333-227099) filed on August 29, 2018).

#	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo, California, on the 25th day of September, 2018.

SVMK INC.

By:	/s/ Alexander J. Lurie
Alexander J. Lurie
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander J. Lurie ALEXANDER J. LURIE	Chief Executive Officer & Director (Principal Executive Officer)	September 25, 2018

/s/ Timothy J. Maly TIMOTHY J. MALY	Chief Financial Officer and Chief Operations Officer (Principal Financial Officer)	September 25, 2018

/s/ Dharti Patel DHARTI PATEL	Chief Accounting Officer and Controller (Principal Accounting Officer)	September 25, 2018

* DAVID A. EBERSMAN	Chair of the Board of Directors	September 25, 2018

* SUSAN L. DECKER	Director	September 25, 2018

* DANA L. EVAN	Director	September 25, 2018

* RYAN FINLEY	Director	September 25, 2018

* ERIKA H. JAMES	Director	September 25, 2018

* SHERYL K. SANDBERG	Director	September 25, 2018

* BRAD D. SMITH	Director	September 25, 2018

* BENJAMIN C. SPERO	Director	September 25, 2018

* SERENA J. WILLIAMS	Director	September 25, 2018

*By:	/s/ Alexander J. Lurie
Alexander J. Lurie Attorney-in-Fact